UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2018

PARATEK PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36066	33-0960223
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Park Plaza Boston, MA		02116
(Address of principal executive offices)		(Zip Code)

(617) 807-6600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement and Private Placement

On April 18, 2018, Paratek Pharmaceuticals, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with the several initial purchasers named in Schedule A thereto (the “Initial Purchasers”), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Leerink Partners LLC acted as representatives (the “Representatives”) relating to the sale of $135 million aggregate principal amount of 4.75% Convertible Senior Subordinated Notes due 2024 (the “Notes”) to the Initial Purchasers. The Company also granted the Initial Purchasers an option to purchase up to an additional $25 million aggregate principal amount of Notes, which was exercised in full on April 20, 2018.

The Purchase Agreement includes customary representations, warranties and covenants. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In addition, J. Wood Capital Advisors LLC (“J. Wood”), the Company’s financial advisor, purchased $5.0 million aggregate principal amount of Notes in a separate, concurrent private placement on the same terms as other investors.

Indenture and the Notes

The Notes were issued by the Company on April 23, 2018, pursuant to an Indenture, dated as of such date (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will bear cash interest at the annual rate of 4.75%, payable on November 1 and May 1 of each year, beginning on November 1, 2018, and will mature on May 1, 2024 unless earlier repurchased, redeemed or converted.  The Company will settle conversions of the Notes through delivery of shares of common stock of the Company, in accordance with the terms of the Indenture. The initial conversion rate for the Notes is 62.8931 shares of common stock (subject to adjustment as provided for in the Indenture) per $1,000 principal amount of the Notes, which is equal to an initial conversion price of approximately $15.90 per share, representing a conversion premium of approximately 20% above the closing price of the common stock of $13.25 per share on April 18, 2018.

Holders of the Notes may convert all or any portion of their Notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date.

The Company may not redeem the Notes prior to May 6, 2021. The Company may redeem for cash all or part of the Notes, at its option, on or after May 6, 2021 if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If the Company experiences a fundamental change, as described in the Indenture, prior to the maturity date of the Notes, holders of the Notes will, subject to specified conditions, have the right, at their option, to require the Company to repurchase for cash all or a portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date. In addition, following certain corporate events that occur prior to the maturity date of the Notes and following a notice of redemption of the notes, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such corporate event or redemption.

The Indenture provides for customary events of default. In the case of an event of default with respect to the Notes arising from specified events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default with respect to the Notes under the Indenture occurs or is continuing, the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the principal amount of the Notes to be immediately due and payable.

In certain circumstances if, at any time during the six-month period beginning on, and including, the date that is six months after the last date of original issuance of the Notes, the Company fails to timely file certain documents or reports required under the Securities Exchange Act of 1934, as amended, or the Notes are not otherwise freely tradable by holders of the Notes other than the Company’s affiliates or holders that were the Company’s affiliates at any time during the three months immediately preceding, additional interest will accrue on the Notes during the first 90-day period in which its failure to file has occurred and is continuing or such Notes are not otherwise freely tradable by holders other than the Company’s affiliates (or holders that were the Company’s affiliates at any time during the three months immediately preceding).

In addition, if, and for so long as, the restrictive legend on the Notes has not been removed, the Notes are assigned a restricted CUSIP number or the Notes are not otherwise freely tradable by holders other than the Company’s affiliates or holders that were our affiliates at any time during the three months immediately preceding (without restrictions pursuant to U.S. securities laws or the terms of the Indenture or the Notes) as of the 380th day after the last date of original issuance of the Notes, the Company will pay additional interest on the Notes outstanding during the period in which the Notes remain so restricted.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to each of the Indenture and form of Note, which are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Amendment to Loan and Security Agreement

In connection with the offering of the Notes, on April 17, 2018, the Company entered into Amendment No. 4 (the “Amendment”) to the Loan and Security Agreement dated September 30, 2015, as amended on November 10, 2015, December 12, 2016 and June 27, 2017 (as amended, the “Loan Agreement”), with Hercules Technology II, L.P., Hercules Technology III, L.P., and Hercules Capital Inc., as agent (together, the “Lenders”). The Amendment increases the amount of permitted indebtedness to an amount not to exceed $2,000,000 and permits the Company to issue convertible notes in an aggregate principal amount of not more than $172,500,000, provided that such convertible notes meet certain stipulations.

The description of the Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which is filed as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K under the heading “Indenture and the Notes” is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K under the heading “Indenture and the Notes” is incorporated herein by reference.

The Company offered and sold the Notes to the Initial Purchasers and J. Wood in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, in the case of the Initial Purchasers for resale by such Initial Purchasers to “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company will settle conversions of the Notes by delivering shares of the

Company’s common stock. Neither the Notes nor the underlying shares of common stock have been registered under the Securities Act or may be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 7.01.	Regulation FD Disclosure.

On April 23, 2018, the Company posted an updated Corporate Presentation on its website www.paratekpharma.com.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

1.1

Purchase Agreement, dated as of April 18, 2018, among Paratek Pharmaceuticals, Inc. and the several Initial Purchasers named in Schedule A thereto for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Leerink Partners LLC acted as Representatives.

4.1	Indenture, dated as of April 23, 2018, by and between Paratek Pharmaceuticals, Inc. and U. S. Bank National Association (including the form of the 4.75% Convertible Senior Subordinated Note due 2024).

4.2	Form of Note (included in Exhibit 4.1).

4.3

Amendment No.4 to the Loan and Security Agreement, as amended, with Hercules Technology II, L.P., Hercules Technology III, L.P. and certain other lenders, and Hercules Technology Growth Capital, Inc., as agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Paratek Pharmaceuticals, Inc.

By:	/s/ Douglas Pagán
Douglas Pagán.
Chief Financial Officer

Date: April 23, 2018